Exhibit 99.2

Risk Factors

Risks Related to Our Business

                    CIT Group, Inc.’s (“our”, “we,” “us,” the “Company” or “CIT”) business activities involve various elements of risk. The risks described below are not the only ones facing us. Additional risks that are presently unknown to us or that we currently deem immaterial may also impact our business. We consider the following issues to be the most critical risks to the success of our business:

          Unless we successfully consummate the Offer (as defined below) or are otherwise able to obtain alternative financing, we may need to seek relief under the U.S. Bankruptcy Code.

                    Our future and our ability to continue as a going concern are dependent on a number of factors, including among other things (i) successfully consummating the Company’s outstanding offer to purchase for cash any and all of its outstanding Floating Rate Senior Notes due August 17, 2009 (the "Notes") pursuant to the terms and conditions contained in the offer to purchase and letter of transmittal related thereto (the “Offer”), (ii) successfully implementing our liquidity and capital enhancement plans, including a senior secured term loan facility (the “Term Loan Financing”) for up to $3 billion with Barclays Bank PLC, as administrative agent and collateral agent, and the lenders party thereto, (iii) obtaining sufficient financing from third party sources to continue operations, (iv) successfully implementing the operational restructuring actions and improvements and (v) successfully operating our business.

                    Even if we successfully consummate the Offer, our business, the success of our liquidity and capital enhancement plans and our ability to continue as a going concern will be highly dependent on our ability to continue to operate our business successfully. Our business has declined rapidly and there is no assurance that it will recover in the near future or that it will not suffer a significant further downturn. If any of the foregoing are not obtained or achieved, including those that will not have been obtained or achieved before or upon consummation of the Offer, we may not be able to continue as a going concern and may be forced to seek relief under the U.S. Bankruptcy Code even if we consummate the Offer.

                    Even if the Company does not seek relief under the Bankruptcy Code, the Federal Deposit Insurance Corporation (the “FDIC”) could place CIT Bank into either receivership or conservatorship. In such an event, the assets of CIT Bank would not be available to creditors of the Company or other subsidiaries.

          Even if we successfully consummate the Offer, inadequate liquidity could materially adversely affect our business operations in the future.

                    Even if we successfully consummate the actions described herein, including, among other things, the Offer, adoption of our liquidity and capital enhancement plan and other restructuring alternatives, obtaining sufficient financing from third party sources to continue operations, and successfully operating our business, we may be required to execute asset sales or other capital generating actions over and above our normal finance activities and other programs that are important to the future success of our business. Our customers and counterparties might respond to further weakening of our liquidity position by requesting quicker payment, requiring additional collateral and increasing draws on our outstanding commitments. If this were to happen, our need for cash would be intensified.

                    Late in the second quarter of 2009, our available liquidity dropped below the level necessary to operate our business. Even if the Offer is consummated successfully, we will require significant additional funding during the remainder of 2009 and beyond to operate our businesses given the current business environment and, therefore, our required liquidity could be significantly higher than we currently anticipate. Our ability to maintain adequate liquidity through 2009 and beyond will depend significantly on successful operation of our business, the continuing curtailment of operating expenses and capital spending and the completion of certain planned asset sales. Our forecasted liquidity needs are sensitive to changes in each of these and other factors.

          Our liquidity and capital enhancement plan is not yet complete and relies in large part upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, our plan may be unsuccessful and we may be unable to continue as a going concern.

                    Our liquidity and capital enhancement plan relies in large part upon assumptions and analyses that we developed based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we consider appropriate under the circumstances. Whether actual future results and developments will be consistent with our expectations and assumptions depends on a number of factors, including but not limited to (i) our ability to obtain adequate liquidity and financing sources and establish an appropriate level of debt, including our ability to consummate the Offer and implement our liquidity and capital enhancement plan; (ii) our ability to restore consumers’ confidence in our viability as a continuing entity and to attract sufficient customers; and (iii) the overall strength and stability of general economic conditions of the financial industry, both in the United States and in global markets.

                    In addition, our liquidity and capital enhancement plan relies upon financial projections, including with respect to revenue growth and improvements in earnings before interest, taxes, depreciation and amortization margins and growth in cash flow. Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate. Accordingly, we expect that our actual financial condition and results of operations will differ, perhaps materially, from what we have anticipated. Consequently, there can be no assurance that the results or developments contemplated by our liquidity and capital enhancement plan will occur or, even if they do occur, that they will have the anticipated effects on us and our subsidiaries or our businesses or operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of our liquidity and capital enhancement plan and our ability to continue as a going concern.

          Even if we successfully consummate the Offer, our indebtedness and other obligations will continue to be significant. If the current economic environment does not improve, we may not be able to generate sufficient cash flow from operations to satisfy our obligations as they come due, and as a result we would need additional funding, which may be difficult to obtain.

                    Even if we successfully consummate the Offer, and complete the other steps of our liquidity and capital enhancement plan, we will continue to have a significant amount of indebtedness and other obligations. Our significant current and future indebtedness and other obligations are likely to have several important consequences. For example, they could:

•	Require us to dedicate an even more significant portion of our cash flow from operations than we currently do to the payment of principal and interest on our indebtedness and other obligations, which will reduce the funds available for other purposes necessary to run our business;

•	Make it more difficult for us to satisfy our obligations;
•	Limit our ability to withstand competitive pressures;
•	Limit our ability to fund working capital, capital expenditures and other general corporate purposes;
•	Make us more vulnerable to any continuing downturn in general economic conditions and adverse developments in our industry and business; and
•	Reduce our flexibility in responding to changing business and economic conditions.

                    If current economic conditions do not improve, we may not be able to generate sufficient cash flow from operations in the future to allow us to service our debt, pay our other obligations as required and make necessary capital expenditures, in which case we might be forced to seek additional financing, dispose of certain assets and/or minimize capital expenditures. There is no assurance that any of these alternatives would be available to us, if at all, on satisfactory terms or on terms and we may be forced to seek relief under the U.S. Bankruptcy Code.

          Even if we successfully consummate the Offer, we and our subsidiaries are party to various financing arrangements, commercial contracts and other arrangements that under certain circumstances give, or in some cases may give, the counterparty the ability to exercise rights and remedies under such arrangements which, if exercised, may have material adverse consequences.

                    We and our subsidiaries are party to various financing arrangements, commercial contracts and other arrangements that give, or in some cases may give, the counterparty the ability to exercise rights and remedies upon the occurrence of a material adverse effect or material adverse change (or similar event), certain insolvency events, a default under certain specified other obligations or a failure to comply with certain financial covenants. Recent deteriorations in our business and that of certain of our subsidiaries may make it more likely that counterparties will seek to exercise rights and remedies under these arrangements. The counterparty could have the ability, depending on the arrangement, to, among other things, require early repayment of amounts owed by us or our subsidiaries and in some cases payment of penalty amounts. In these cases, we intend to enter into discussions with the counterparties where appropriate to seek a waiver under, or amendment of, the arrangements to avoid or minimize any potential adverse consequences. We cannot assure you that we will be successful in avoiding or minimizing the adverse consequences which may, individually or collectively, have a material adverse effect on our ability to successfully implement our liquidity and capital enhancement plan and on our consolidated financial position and results of operations. If we are unsuccessful in avoiding or minimizing the adverse consequences discussed above, such consequences could have a material adverse effect on its business, results of operations, and financial position and may result in the Company seeking relief under the U.S. Bankruptcy Code.

          We may be unable to obtain required approvals under the Term Loan Financing by October 1, 2009.

                    Pursuant to the terms of the Term Loan Financing, we are required to, among other things, adopt a restructuring plan acceptable to a majority of a committee of lenders under the Term Loan Financing (the “Steering Committee” by October 1, 2009. Despite our best efforts, we may be unable to obtain such consent. In addition, the Steering Committee may have interests that are not aligned with ours, or may have other conflicts, and may be unwilling to consent to any restructuring plan. If we are unable to obtain the consent of a majority of the Steering Committee by October 1, 2009, such failure would result in an event of default under the terms of the Term Loan Financing, and could have a material adverse effect on our business, results of operations, and financial position and could result in the Company seeking relief under the U.S. Bankruptcy Code.

          We are currently subject to a cease and desist order from the UDFI (as defined below) and the FDIC and our business may be adversely affected if we do not successfully expand our deposit-taking capabilities at CIT Bank.

                    CIT Bank relies principally on brokered deposits to fund its ongoing business which may require payment of slightly higher yields and may be subject to inherent limits on the aggregate amount available, depending on market conditions. The Utah Department of Financial Institutions (the “UDFI”) and the FDIC have issued, and CIT Bank has consented to (without admitting or denying the allegations), certain cease and desist orders. Under the terms of the cease and desist orders, the FDIC and the UDFI have imposed, among other matters, additional restrictions on CIT Bank’s ability to enter into transactions with affiliates and to make dividend payments. CIT Bank is also required under the orders to (i) submit a contingency plan providing for and ensuring the continuous and satisfactory servicing of all loans held by CIT Bank and (ii) obtain prior regulatory approval in order to increase the current level of brokered deposits held by CIT bank.

                    In order to diversify its deposit-taking capabilities beyond broker accounts, the Company may need to establish de novo or acquire a retail branch network, an internet banking operation, or a cash management operation for the existing customers of CIT Bank. Any such alternatives will require significant time and effort to implement and will be subject to regulatory approval, which may not be obtained. In addition, we may face strong competition for deposits from other new as well as existing bank holding companies similarly seeking larger and more stable pools of funding. The actions required pursuant to or as a result of the cease and desist order could severely limit the ability of CIT Bank to maintain sufficient liquidity to expand its business, and it could have a mate-

rial adverse effect on our business, results of operations, and financial position and could result in the Company seeking relief under the U.S. Bankruptcy Code.

          Our business may be adversely affected if we do not successfully implement our project to transform our compliance, risk management, finance, treasury, operations, and other areas of our business to meet the standards of a bank holding company.

                    As a result of becoming a bank holding company and converting our Utah industrial bank to a Utah state bank, we have analyzed our business to identify areas that require improved policies and procedures to meet the regulatory requirements and standards for banks and bank holding companies, including but not limited to in compliance, risk management, finance, treasury, and operations. We are developing and implementing project plans to improve policies and procedures in the areas identified. If we have not identified all of the required improvements, or if we are unsuccessful in implementing the policies and procedures that have been identified, in addition to the contemplated cease and desist order described above (See “We are currently subject to a cease and desist order from the UDFI and the FDIC and our business may be adversely affected if we do not successfully expand our deposit-taking capabilities at CIT Bank”), we could be subject to a variety of formal and informal enforcement actions that could result in the imposition of certain restrictions on our business, or preclude us from making acquisitions, and such actions could impair our ability to execute our business plan and have a material adverse effect on our business, results of operations, or financial position and could result in the Company seeking relief under the U.S. Bankruptcy Code.

          Our liquidity or ability to raise debt may be limited by market conditions, credit ratings downgrades, or regulatory or contractual restrictions.

                    Our traditional business model depends upon access to the debt capital markets to provide sources of liquidity and efficient funding for asset growth. These markets have exhibited heightened volatility and dramatically reduced liquidity. Liquidity in the debt capital markets has become significantly more constrained. The unsecured debt markets generally have been unavailable to us since the second quarter of 2007, and will likely remain unavailable to us for the foreseeable future. In addition, while secured borrowing has been available to us, it is more costly and interest rates available to us have increased significantly relative to benchmark rates, such as U.S. treasury securities and LIBOR. Downgrades in our short- and long-term credit ratings in March 2008, April 2009 and June 2009 to below investment grade have worsened these general conditions and had the practical effect of leaving us without current access to the commercial paper market and other unsecured term debt markets, which were historically significant sources of liquidity for us, and necessitated our action to draw down on our bank credit facilities in March 2008.

                    As a result of these developments, the Company has been forced to reduce its funding sources almost exclusively to secured borrowings, where available. This has resulted in significant additional costs to the Company due to the higher interest rates and restrictions on the types of assets and advance rates as compared to unsecured funding. Further, there are limits to the amount of assets that can be encumbered without further adversely affecting the Company’s ability to execute asset sales or other capital generating actions and to access other debt markets in the future. The Company’s ability to continue to access the secured debt markets is extremely limited and, if the Offer is not completed, the Company’s ability to obtain alternative financing will be significantly limited by the Company’s outstanding secured financings. The terms of the Credit Facility has further limited the Company’s ability to encumber assets and enter into further secured financings. If we are unable to regain access to the commercial paper or unsecured term debt markets, it would adversely affect our business, operating results and financial condition and could result in the Company seeking relief under the U.S. Bankruptcy Code unless the Company is able to obtain alternative sources of liquidity.

                    Our ability to satisfy our cash needs may also be constrained by regulatory or contractual restrictions on the manner in which we may use portions of our cash on hand. The cash at CIT Bank is available solely for the bank’s funding and investment requirements. The restricted cash related to securitization transactions is available solely for payments to certificate holders. The cash of CIT Bank and the restricted cash related to securitization transactions cannot be transferred to or used for the benefit of any other affiliate of ours. In addition, as part of our business we extend lines of credit, some of which can be drawn by the borrowers at any time. During the second quarter of 2009 and July 2009, we have experienced a significant increase in the draws on such commitments, which has significantly degraded our liquidity position. We currently anticipate that the increased levels of the draws will continue in the near term and that there will be an additional increase in the rate of such draws if our liquidity situation continues to worsen. If the borrowers on these lines of credit continue to access these lines or increase their rate of borrowing either as a result of their business needs or due to a perception that we may be unable to fund these lines of credit in the future, this could further substantially degrade our liquidity position which could have a material adverse effect on our business and could result in the Company seeking relief under the U.S. Bankruptcy Code unless the Company is able to obtain alternative sources of liquidity.

          If we do not maintain sufficient capital to satisfy regulatory capital requirements in the future, there could be an adverse effect on the manner in which we do business, or we could become subject to various enforcement actions and may be forced to seek relief under the U.S. Bankruptcy Code.

                    Under regulatory capital adequacy guidelines, the Company and its principal banking subsidiary, CIT Bank, are required to meet requirements that involve quantitative measures of assets, liabilities and certain off-balance sheet items. When we became a bank holding company, our level of regulatory capital was at satisfactory levels, but we have no assurances that we will be able to maintain our regulatory capital at satisfactory levels in the current uncertain economic period. Losses during the first and second quarter of 2009 have reduced the Company’s level of regulatory capital and continued losses in future quarters may reduce the Company’s regulatory capital below satisfactory levels. Failure to meet and maintain the appropriate capital levels could affect the Company’s status as a bank holding company, have a material effect on the Company’s financial condition and results of operations, and subject the Company to a variety of enforcement actions, as well as certain restrictions on its business. In addition to being well-capitalized, CIT and CIT Bank are subject to regulatory guidelines that involve qualitative judgments by regulators about the entities’ status as well-managed and the entities’ compliance with Community Reinvestment Act obligations, and failure to meet those standards may have a material adverse effect on our business.

                    If we do not maintain sufficient regulatory capital, we may become subject to enforcement actions (including being required to divest CIT Bank or CIT Bank becoming subject to FDIC conservatorship or receivership) or otherwise be unable to successfully execute our business plan. In addition, if we are unable to complete the Offer and access the credit markets to meet our capital and liquidity needs in the future or otherwise suffer continued adverse effects on our liquidity, we may be subject to formal and informal enforcement actions by the Federal Reserve, we may be forced to divest CIT Bank and/or CIT Bank may be placed in FDIC conservatorship or receivership or suffer other consequences. Such actions could impair our ability to successfully execute our business plan and have a material adverse effect on its business, results of operations, and financial position and could result in the Company seeking relief under the U.S. Bankruptcy Code.

          Our business, financial condition and results of operations could be adversely affected by regulations which we are subject to as a result of becoming a bank holding company, by new regulations or by changes in other regulations or the application thereof.

                    On December 22, 2008, the Board of Governors of the Federal Reserve System approved our application to become a bank holding company and the Department of Financial Institutions of the State of Utah approved our application to convert our Utah industrial bank to a Utah state bank.

                    We expect to be able to continue to engage in most of the activities in which we currently engage. However, since we are not a financial holding company, certain of our existing businesses are not permissible under regulations applicable to a bank holding company, including certain of our insurance services and our equity investment activities. In addition, we are subject to the comprehensive, consolidated supervision of the Federal Reserve, including risk-based and leverage capital requirements and information reporting requirements. We except to become subject in the near term to certain cease and desist orders from UDFI and the FDIC (See “We are currently subject to a cease and desist order from the UDFI and the FDIC and our business may be adversely affected if we do not successfully expand our deposit-taking capabilities at CIT Bank”). This regulatory oversight is established to protect depositors, federal deposit insurance funds and the banking system as a whole, not security holders. In addition, as a result of discussions with the banking regulators, we are implementing a comprehensive compliance management program, which includes, among other things, strengthening management of CIT Bank and hiring additional personnel, which will increase our expenses for the foreseeable future.

                    The financial services industry, in general, is heavily regulated. Proposals for legislation further regulating the financial services industry are continually being introduced in the United States Congress and in state legislatures. The agencies regulating the financial services industry also periodically adopt changes to their regulations. In light of current conditions in the U.S. financial markets and economy, regulators have increased the level and scope of their supervision and their regulation of the financial services industry. In addition, in October 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which in turn created the Troubled Asset Relief Program (“TARP”) and the Capital Purchase Program. Under EESA, Congress also established the Special Inspector General for TARP, who is charged with monitoring, investigating and reporting on how the recipients of funds under TARP utilize such funds. Similarly, there is a substantial prospect that Congress will restructure the regulation and supervision of financial institutions in the foreseeable future. We are unable to predict how this increased supervision and regulation will be fully implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our business, financial condition and results of operations.

                    The financial services industry is also heavily regulated in many jurisdictions outside of the United States. We have subsidiaries in various countries that are licensed as banks, banking corporations, broker-dealers, and insurance companies, all of which are subject to regulation and examination by banking, securities, and insurance regulators in their home jurisdiction. Given the evolving nature of regulations in many of these jurisdictions, it may be difficult for us to meet these requirements even after we establish operations and receive approvals. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market, on our ability to permanently reinvest our earnings, and on our reputation generally.

                    We are also affected by the economic and other policies adopted by various governmental authorities and bodies in the United States and other jurisdictions. For example, the actions of the Federal Reserve and international central banking authorities directly impact our cost of funds for lending, capital raising and investment activities and may impact the value of financial instruments we hold. In addition, such changes in monetary policy may affect the credit quality of our customers. Changes in domestic and international monetary policy are beyond our control and difficult to predict.

          Our reserves for credit losses may prove inadequate and we may be additionally negatively affected by credit risk exposures.

                    Our business depends on the creditworthiness of our customers and their ability to fulfill their obligations to us. We maintain a consolidated reserve for credit losses on finance receivables that reflects management’s judgment of losses inherent in the portfolio. We periodically review our consolidated reserve for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans, past due loan migration trends, and non-performing assets. During the first and second quarters of 2009, losses were significantly more severe than in 2008, and more severe than in prior economic downturns, due to the limited ability of borrowers to restructure their liabilities or their business, reduced values of the collateral for loans, and an increase in the proportion of cash flow loans versus asset backed loans in our Corporate Finance segment.

                    Our consolidated reserve for credit losses for such period may prove inadequate over the first and second quarters of 2009 and we cannot assure that they will be adequate over time to cover credit losses in our portfolio because of adverse changes in the economy or events adversely affecting specific customers, industries or markets. The current economic environment is dynamic and the credit-worthiness of our customers and the value of collateral underlying our receivables has significantly decline and may continue to deteriorate significantly over the near future. Our reserves may not keep pace with changes in the credit-worthiness of our customers or collateral values. If the credit quality of our customer base continues to materially decrease, if the risk of a market, industry, or group of customers changes significantly, if the markets for accounts receivable, equipment, real estate, or other collateral deteriorates significantly, or if our reserves for credit losses are not adequate, it could have a material adverse effect on our business, results of operations, and financial position and could likely result in the Company seeking relief under the U.S. Bankruptcy Code.

                    In addition to customer credit risk associated with loans and leases, we are also exposed to other forms of credit risk, including counterparties to our derivative transactions, loan sales, syndications and equipment purchases. These counterparties include other financial institutions, manufacturers and our customers. If our credit underwriting processes or credit risk judgments fail to adequately identify or assess such risks, or if the credit quality of our derivative counterparties, customers, manufacturers, or other parties with which we conduct business materially deteriorates, we may be exposed to credit risk related losses that may negatively impact our financial condition, results of operations or cash flows and could result in the Company seeking relief under the U.S. Bankruptcy Code.

          We may be adversely affected by further deterioration in economic conditions that is general or specific to industries, products or geographic areas.

                    A further deepening of the current recession, prolonged economic weakness, or other adverse economic or financial developments in the U.S. or global economies or affecting specific industries, geographic locations and/or products, would likely further impact credit quality as borrowers may fail to meet their debt payment obligations, particularly customers with highly leveraged loans. Adverse economic conditions have and could further result in declines in collateral values, which also decreases our ability to fund against collateral. Accordingly, higher credit and collateral related losses could impact our financial position or operating results.

                    Our business has already been materially weakened by the current credit crisis (See “—Our liquidity or ability to raise debt may be limited by market conditions, credit ratings downgrades, or regulatory or contractual restrictions”). A continued and prolonged recession also would likely exacerbate our current difficulties in originating new business, given the resultant reduced demand for credit. In addition, a continued downturn in certain industries may result in a reduced demand for the products that we finance in that industry or negatively impact collection and asset recovery efforts. For example, decreased demand for the products of various manufacturing customers due to the current recession may adversely affect their ability to repay their loans and leases with us. Similarly, a decrease in the level of airline passenger traffic due to the current recession or fears of a swine flu epidemic, or a decline in railroad shipping volumes due to a recession in particular industries may adversely affect our aerospace or rail businesses.

          Our ability to recognize tax benefits on future domestic U.S. tax losses and our existing U.S. net operating loss position may be limited.

                    Given the magnitude of its U.S. Federal and state and local tax loss carry-forwards (“net operating loss carry-forwards” or “NOLs”) and the corresponding valuation allowances recorded following the sale of its Home Lending business in 2008, the Company could be limited in recognizing tax benefits on any future losses from U.S. operations. Additionally, the Company's ability to fully utilize its existing U.S. Federal NOL approximately $6 billion as of June 30, 2009) could be limited should the Company undergo an “ownership change” within the meaning of section 382 of the Internal Revenue Code of 1985, as amended. An ownership change is generally defined as a greater than 50 percentage point increase in equity ownership by five-percent shareholders in any three-year period. We may experience an “ownership change” in the future as a result of changes in our stock ownership.

          Uncertainties related to our business may result in the loss of or decreased business with customers.

                    Our business depends on our ability to provide a wide range of quality products to our customers and our ability to attract new customers. If our customers are uncertain as to our ability to continue to provide the same breadth and quality of products, we may be unable to attract new customers and we may experience lower business with or a loss of customers.

          We may be adversely affected by significant changes in interest rates.

                    Although we generally employ a matched funding approach to managing our interest rate risk, including matching the repricing characteristics of our assets with our liabilities, significant increases in market interest rates or widening of our credit spreads, or the perception that an increase may occur, could adversely affect both our ability to originate new finance receivables and our profitability. During the second half of 2007 and all of 2008 and 2009, credit spreads for almost all financial institutions, and particularly our credit spreads, widened dramati-

cally and made it highly uneconomical for us to borrow in the unsecured debt markets to fund loans to our customers. Conversely, a decrease in interest rates could result in accelerated prepayments of owned and securitized finance receivables.

          We may not be able to achieve adequate consideration for dispositions.

                    As part of our liquidity and capital enhancement plan, we are currently executing on a number of measures designed to manage our liquidity position, including potential asset sales. There can be no assurance that we will be successful in completing all or any of these transactions. These transactions, if completed, may reduce the size of our business and it is not currently part of our long-term strategy to replace the volume associated with these businesses. From time to time, we also receive inquiries from third parties regarding our potential interest in disposing of other types of assets, such as student lending and other commercial finance or vendor finance assets, which we may or may not choose to pursue.

                    There is no assurance that we will receive adequate consideration for any asset or business dispositions. As a result, our future disposition of businesses or asset portfolios could have a material adverse effect on our business, financial condition and results of operations and could result in the Company seeking relief under the U.S. Bankruptcy Code.

          Adverse or volatile market conditions could continue to negatively impact fees and other income.

                    In 2005, we began pursuing strategies to leverage our expanded asset generation capability and diversify our revenue base in order to generate higher levels of syndication and participation income, advisory fees, servicing fees and other types of fee income to increase other income as a percentage of total revenue. These revenue streams are dependent on market conditions and, therefore, have been more volatile than interest on loans and rentals on leased equipment. Current market conditions, including lower liquidity levels in the syndication market and our strategy to manage our growth due to our own funding constraints, have significantly reduced our syndication activity, and have resulted in significantly lower fee income. If we are unable to sell or syndicate a transaction after it is originated, we will end up holding a larger portion of the transaction and assuming greater underwriting risk than we originally intended, which could increase our capital requirements to support our business or expose us to the risk of valuation allowances for assets held for sale. In addition, we also generate significant fee income from our factoring business. If our clients become concerned about our liquidity position and our ability to provide these services going forward and reduce their amount of business with us, this could further negatively impact our fee income and have a material adverse effect on our business. Continued disruption to the capital markets or the failure of such initiatives to result in increased asset and revenue levels could adversely affect our financial position and results of operations.

          Competition from both traditional competitors and new market entrants may adversely affect our returns, volume and credit quality.

                    Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. We have a wide variety of competitors that include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, community banks, leasing companies, hedge funds, insurance companies, mortgage companies, manufacturers and vendors.

                    We compete primarily on the basis of pricing, terms and structure. As a result of our current financial condition or further deterioration thereof, we could lose market share. Should we match competitors’ terms, it is possible that we could experience margin compression and/or increased losses. We also may be unable to match competitors’ terms as a result of our current or future financial condition.

          Investment in and revenues from our foreign operations are subject to various risks and requirements associated with transacting business in foreign countries.

                    An economic recession or downturn, increased competition, or business disruption associated with the political or regulatory environments in the international markets in which we operate could adversely affect us.

In addition, while we generally hedge our translation and transaction exposures, foreign currency exchange rate fluctuations, or the inability to hedge effectively in the future, could have a material adverse effect on our investment in international operations and the level of international revenues that we generate from international asset-based financing and leasing. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar, particularly exchange rate movements in the Canadian dollar, which is our largest non-U.S. exposure. Recent weakness in the U.S. dollar has negatively impacted the U.S. dollar value of our revenues that are paid in other currencies. A further weakening of the U.S. dollar will further negatively impact the U.S. dollar value of our international operations.

                    U.S. generally accepted accounting principles (“GAAP”) require that income earned from foreign subsidiaries should be treated as being taxed as if they were distributed to the parent company, unless those funds are permanently reinvested outside the United States. To meet this permanent reinvestment standard, we must demonstrate that there is no foreseeable need for the funds by the parent company and that there is a specific plan for reinvestment of the undistributed earnings of the funds by the subsidiary. As of December 31, 2008, Federal income taxes have not been provided on approximately $1.3 billion of cumulative earnings of foreign subsidiaries that we have determined to be permanently reinvested. If we sell a foreign business or significant foreign assets, we may not be able to redeploy some or all of the funds generated from a sale outside the United States and would be required to treat the funds as repatriated currently for purposes of GAAP. While it is not practicable to estimate the amount of tax that we would have to provide for under GAAP in such an event, the impact on us may be material.

                    Foreign countries have various compliance requirements for financial statement audits and tax filings, which are required to obtain and maintain licenses to transact business. If we are unable to properly complete and file our statutory audit reports or tax filings, regulators or tax authorities in the applicable jurisdiction may restrict our ability to do business.

          Uncertainties related to our business may cause a loss of employees and may otherwise materially adversely affect our ability to attract new employees.

                    Our future results of operations will depend in part upon our ability to retain existing highly skilled and qualified employees and to attract new employees. Failure to continue to attract and retain such individuals could materially adversely affect our ability to compete. Uncertainties about the future prospects of our business and the possibility of seeking relief under the U.S. Bankruptcy Code may materially adversely affect our ability to attract and retain key management, technical and other personnel. This inability to retain key personnel could have an adverse effect on our ability to successfully operate our business or to meet our compliance, regulatory, and other reporting requirements.

          Executive compensation restrictions on TARP recipients could materially affect our ability to retain and/or recruit.

                    On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (the “Act”) was signed into law. The Act includes an amendment and restatement of Section 111 of the EESA that significantly expands and strengthens executive compensation restrictions applicable to entities, including CIT, that participate in TARP. The Act also includes a number of other requirements, including but not limited to implementing a say-on-pay policy that allows for an annual non-binding shareholder vote on executive compensation and a policy related to the approval of excessive or luxury expenditures, as identified by the U.S. Treasury, including corporate aircraft, office and facility renovations, entertainment and holiday parties and other activities or events that are not reasonable expenditures for staff development, performance incentives or similar measures in the normal course of business. The Act’s executive compensation restrictions generally will continue for so long as any obligation arising from TARP financial assistance remains outstanding, other than government-held warrants. The provisions of the Act and especially the U.S. Treasury regulations that will implement the Act could have a material adverse effect on our ability to recruit and retain individuals with the experience and skill necessary to manage successfully our business out of its current difficulties and during the long term.

Risks Related to Failure to Consummate the Offer

          If the Offer is not consummated, we may need to seek relief under the U.S. Bankruptcy Code, unless we are able to obtain alternative financing. If we seek bankruptcy relief, holders of Notes may receive consideration that is substantially less than what is being offered in the Offer.

                    We believe that the Offer is critical to our continuing viability. In the event we do not satisfy or the Steering Committee does not waive the minimum tender condition relating to the Offer (the “Minimum Tender Condition”) prior to August 14, 2009, we may need to seek relief under the U.S. Bankruptcy Code, unless we are able to obtain alternative financing.

                    We believe that seeking relief under the U.S. Bankruptcy Code could materially adversely affect the relationships between us and our existing and potential customers, employees, partners and other stakeholders. For example:

•	it is likely that such a filing would substantially erode our customers’ confidence in our ability to provide commercial financing and leasing capital and that as a result there would be a significant and precipitous decline in our global revenues, profitability and cash flow;

•	employees could be distracted from performance of their duties, or more easily attracted to other career opportunities;
•	it may be more difficult to attract or replace key employees;
•	lenders and other partners could seek to terminate their relationship with us, require financial assurances or enhanced performance, or refuse to provide credit on the same terms as prior to the reorganization case under Chapter 11 of the U.S. Bankruptcy Code;

•	lenders to subsidiaries that are not subject to the bankruptcy proceedings could, in certain cases, terminate financing agreements, accelerate amounts due thereunder or otherwise claim an event of default has occurred thereunder;

•	we could be forced to operate in bankruptcy for an extended period of time while we tried to develop a reorganization plan that could be confirmed, which we believe will significantly and permanently impair our business and prospects;

•	certain of our non-U.S. subsidiaries may be required to seek bankruptcy or similar relief under proceedings outside the United States which would adversely affect their businesses;
•	we may not be able to obtain debtor-in-possession financing to sustain us during the reorganization case under Chapter 11 of the U.S. Bankruptcy Code;
•	if we were not able to confirm and implement a plan of reorganization or if sufficient debtor-in-possession financing were not available, we may be forced to liquidate under Chapter 7 of the U.S. Bankruptcy Code;

•	we may be forced to divest our bank subsidiary, CIT Bank or the FDIC could place CIT Bank into either receivership or conservatorship and, in either case, the assets of CIT Bank would not be available to creditors of the Company or other subsidiaries; and

•	any distributions to you that you may receive in respect of your Notes under a liquidation or under a protracted reorganization case or cases under Chapter 11 of the U.S. Bankruptcy Code would likely be substantially delayed and the value of any potential recovery likely would be adversely impacted by such delay.

                    As a result of the foregoing, if we seek bankruptcy relief, holders of non-tendering Notes may receive consideration that is substantially less than what is being offered in the Offer.

The Offer may not be consummated and our restructuring efforts may not be successful.

                    In the event the Minimum Tender Condition is not satisfied or waived, or the other conditions to the Offer are not satisfied or waived, we will not be obligated to accept any Notes tendered in the Offer. Except for the Minimum Tender Condition, the waiver of which requires the consent of the Steering Committee, these conditions are for our benefit and may be asserted by us or may be waived by us at any time and from time to time, in our sole discretion.

                    The Offer is being made as part of what is expected to be a larger group of restructuring transactions designed to improve the Company’s consolidated balance sheet and capital structure over time by decreasing the Company’s outstanding consolidated debt and significantly reducing its annual interest expense. However, these efforts may not be successful. Accordingly, we cannot assure you that we will be able to achieve our objectives with respect to the restructuring transactions, regardless of whether the Offer is consummated.

Risk Related to the Offer

The purchase of Notes pursuant to the Offer will result in cancellation of indebtedness income to the Company.

                    The purchase by the Company of Notes pursuant to the Offer will result in cancellation of indebtedness income (“COD income”) to the Company for U.S. federal income tax purposes in an amount equal to the excess of the ad-justed issue price (as defined for U.S. federal income tax purposes) of the Notes that are purchased over the amount paid for such Notes. The Company may elect under recently enacted Section 108(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to defer the inclusion of COD income resulting from the purchase of the Notes, with the amount of COD income deferred becoming includible in income ratably over a five-taxable-year period beginning in the fifth taxable year after the purchase of the Notes. In addition, the Company may also utilize tax losses, including net operating losses, to offset portions of such COD income. Nonetheless, the Company may be subject to the alternative minimum tax provisions of the Code, in connection with the purchase of the Notes, because it is possible that only a portion of any available net operating losses will be deductible in calculating our alternative minimum tax liability. Furthermore, there may be state income tax due for the current year on the COD income with respect to states that do not permit an election to defer COD income analogous to Section 108(i) of the Code.